IVY FUND

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                                  Ivy Bond Fund
                                 Ivy Canada Fund
                                 Ivy Global Fund
                 Ivy Short-Term U.S. Government Securities Fund


          AGREEMENT made as of the 31st day of December, 1994, by and between Ivy Fund (the "Trust") and Mackenzie Investment Management Inc. ("MIMI").

         WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Administrative Services Agreement ("Master Services Agreement") dated September 1, 1992, pursuant to which the Trust has appointed MIMI to provide the administrative services specified in that Master Services Agreement; and

         WHEREAS, Ivy Bond Fund, Ivy Canada Fund, Ivy Global Fund and Ivy Short-Term U.S. Government Securities Fund (the "Funds") are separate investment portfolios of the Trust.

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Services Agreement, the Trust hereby adopts the Master Services Agreement with respect to the Funds, and MIMI hereby acknowledges that the Master Services Agreement shall pertain to the Funds, the terms and conditions of such Master Services Agreement being incorporated herein by reference.

         2. The term "Funds" as used in the Master Services Agreement shall, for purposes of this Supplement, pertain to the Funds.

         3. As provided in the Master Services Agreement and subject to further conditions as set forth therein, each class of each Fund shall pay MIMI a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Funds attributable to that Class during the preceding month at the annual rate, with respect to Ivy Bond Fund's Class I Shares of .01%, and with respect to each other class of each Fund, an annual rate of 0.10% on the Funds' Class A and B shares.

         4. This Supplement and the Master Services Agreement (together, the "Agreement") shall become effective with respect to the Funds as of the date specified above and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect for a period of two years from that date.
Thereafter, the Agreement shall continue in effect with respect to the Funds from year to year, provided


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such  continuance with respect to the Funds is approved at least annually by the
Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees. This Agreement may be terminated with respect to the Funds at any time, without payment of any penalty, by MIMI upon at least sixty (60) days' prior written notice to the Funds, or by the Funds upon at least sixty (60) days' written notice to MIMI; provided, that in case of termination by the Funds, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                             IVY FUND, on behalf of
                             Ivy Bond Fund, Ivy Canada Fund, Ivy Global Fund and Ivy Short-Term
                             U.S. Government Securities Fund


                            By: /s/ MICHAEL C. LANDRY
                            TITLE:  President



                            MACKENZIE INVESTMENT MANAGEMENT INC.


                            By: /s/ MICHAEL C. LANDRY
                            TITLE:  President